RANDGOLD RESOURCES LIMITED
Incorporated in Jersey, Channel Islands
Registration Number 62686
LSE Trading Symbol: RRS
Nasdaq Trading Symbol: GOLD

Notification of major interest in shares

Randgold Resources Limited ("Randgold Resources") has on 30 June 2004 been notified of the following details of the disposals which have resulted in a change in the shareholding of Randgold Resources (Holdings) Limited ("RRH"), a
wholly owned subsidiary of Randgold & Exploration Company Limited.

NO. OF SHARES SOLD            DATE OF SALE

31 000                        January 2004
75 000                        February 2004
1 500 000                     April 2004

According to the information supplied by the directors of RRH, the company's current shareholding, after the Randgold Resources share split, is 18 358 000 which represents 31.36 % of Randgold Resources current issued share capital of
58 547 370 ordinary shares.